Exhibit 99.1

THE MARCUS CORPORATION REPORTS FINAL TRANSITION PERIOD RESULTS

Star Wars film drives strong five-week period for Marcus Theatres®; both divisions achieve significantly improved performance for the 31-week transition period

Milwaukee, Wis., Feb. 24, 2016….. The Marcus Corporation (NYSE: MCS) today reported results for the last five weeks and full 31-week transition period ended December 31, 2015.

Last Five Weeks Highlights

•	Total revenues for the last five weeks of the transition period ended December 31, 2015 were $59,401,000, an 81.0% increase from revenues of $32,810,000 for the comparable four-week period in fiscal 2015.
•	Operating income was $8,004,000 for the last five weeks of the transition period, compared to an operating loss of $285,000 for the comparable four-week period in fiscal 2015.
•	Net earnings attributable to The Marcus Corporation were $3,969,000 for the last five weeks of the transition period, compared to a net loss attributable to The Marcus Corporation of $873,000 for the comparable four-week period in fiscal 2015.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.14 for the last five weeks of the transition period, compared to a net loss per diluted common share attributable to The Marcus Corporation of $0.03 for the comparable four-week period in fiscal 2015.

31-Week Transition Period Highlights

•	Total revenues for the 31-week transition period ended December 31, 2015 were $324,267,000, a 15.5% increase from revenues of $280,640,000 for the comparable 30-week period in fiscal 2015.
•	Operating income was $44,414,000 for the 31-week transition period, a 30.5% increase from operating income of $34,024,000 for the comparable 30-week period in fiscal 2015.

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•	Net earnings attributable to The Marcus Corporation were $23,565,000 for the 31-week transition period, a 40.4% increase from net earnings attributable to The Marcus Corporation of $16,782,000 for the comparable 30-week period in fiscal 2015.
•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.84 for the 31-week transition period, a 37.7% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.61 for the comparable 30-week period in fiscal 2015.

“We had an outstanding finish to the transition period ended December 31, 2015, with Marcus Theatres driving our performance for the five-week period and both divisions contributing to our strong 31-week transition period results. We are especially pleased that on a trailing 12-month basis, our revenues surpassed the $500 million milestone for the first time,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. He noted that results for the last five weeks and full 31-week transition period benefited from an additional week, which was the busy week between Christmas and New Year’s Eve.

Marcus Theatres®

“The transition period was very strong for Marcus Theatres, as the division once again outperformed the industry during the reported periods. The national box office was up 34.5% for the last five weeks of the transition period compared to the same five weeks in calendar 2014 according to Rentrak, while our box office, after adjusting last year’s numbers for the additional week of operations, was up 37.9%. For the 31-week transition period compared to the same 31 weeks in calendar 2014, the national box office was up 10.0%, while our box office increased 13.7%,” said Marcus.

Marcus said the excellent results during the last five weeks were driven by the record-breaking box office revenues of Star Wars: The Force Awakens. He noted that the division benefited from the addition of 17 newly renovated premium large format screens with DreamLounger™ recliner seating that opened in time for the new Star Wars film.

“Our successful food and beverage concepts also continued to contribute to our improved overall performance, with concession revenues per person up 8.9% for the five-week period and 10.8% for the 31 weeks,” said Rolando B. Rodriguez, president and chief executive officer of Marcus Theatres.

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In addition to the blockbuster performance of Star Wars, Rodriguez said two other top performing films for Marcus Theatres in the five-week period were The Hunger Games: Mockingjay – Part 2 and The Good Dinosaur. For the 31-week period, Star Wars remained the top film, followed by Jurassic World, Inside Out, Minions and The Hunger Games: Mockingjay – Part 2.

“Looking ahead, although comparisons to last year’s recast first quarter will be negatively impacted by the fact that last year included the week between Christmas and New Year’s, a number of films have performed well to this point. Star Wars continued its momentum into the new year and the recent openings of Kung Fu Panda 3 and Deadpool were strong,” said Rodriguez.

“Upcoming films with good box-office potential for the remainder of the fiscal 2016 first quarter include Gods of Egypt, Zootopia, London Has Fallen, The Divergent Series: Allegiant, My Big Fat Greek Wedding 2 and Batman v Superman: Dawn of Justice,” added Rodriguez.

“We are continuing to invest in our existing theatres to add new features and amenities designed to create the ultimate movie-going experience for our guests. We recently opened two new UltraScreen® auditoriums at one of our existing theatres. We now offer at least one premium large format screen at 63% of our first-run, company-owned theatres. Renovations underway at five additional theatres, each with DreamLounger recliner seating and selected food and beverage outlets, are scheduled to be completed in the coming weeks,” said Rodriguez.

Marcus® Hotels & Resorts

“Marcus Hotels & Resorts achieved increased revenues and operating income for both the last five weeks and the 31-week transition period. Revenue per available room (RevPAR) for comparable company-owned hotels increased in both periods, driven by a higher average daily rate,” said Marcus.

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“We are executing on our strategy to manage costs and increase profitability in all areas of our properties. Our operating margin improved to 12.2% for the 31-week transition period, compared to 10.7% for the comparable 30-week period in fiscal 2015. We also continue to deliver an exceptional experience to our guests. Our properties, in aggregate, rank in the top 20th percentile on TripAdvisor® in their respective markets,” said Joseph Khairallah, chief operating officer of Marcus Hotels & Resorts.

“Investing in our properties remains a top priority, with projects underway at several of our hotels to maintain and enhance their value. In addition, we are renovating the SafeHouse Restaurant and Bar in Milwaukee to enhance the espionage experience, while maintaining the iconic restaurant’s spy-themed culture,” said Khairallah.

Return of Capital to Shareholders

“On February 15, 2016, we announced a 7.1% increase in the quarterly cash dividend, our third consecutive year of increased dividend payments. Our strong balance sheet gives us the ability to return capital to shareholders through cash dividends and share repurchases, while at the same time continuing to invest in our two businesses and pursue potential growth opportunities,” said Douglas A. Neis, chief financial officer and treasurer of The Marcus Corporation.

Change in Fiscal Year End

As previously announced, the company changed its fiscal year end from the last Thursday in May to the last Thursday in December. The company will report its financial results for the 31-week period from May 29, 2015 to December 31, 2015 on a transition report on Form 10-K and thereafter file reports for periods based on the new fiscal year. Updated information on the company’s change in fiscal year, including comparative historical financial information and the impact of the extra week in the transition period will be available today on the “presentations” page in the investor relations section of the company’s website: www.marcuscorp.com.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, February 24, 2016 at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the final transition period results.

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Interested parties may listen to the call live on the Internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 617-614-6206 and entering the passcode 26282023. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Wednesday, March 2, 2016, by dialing 1-888-286-8010 and entering the passcode 50073319. The webcast will be archived on the company’s website until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 668 screens at 53 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 19 hotels, resorts and other properties in 10 states. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (3) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (4) the effects of competitive conditions in our markets; (5) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (6) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our businesses; (7) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (8) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (9) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings
(Unaudited)
(In thousands, except per share data)

	5 Weeks Ended	4 Weeks Ended	31 Weeks Ended	30 Weeks Ended
	December 31,	December 25,	December 31,	December 25,
	2015	2014	2015	2014

Revenues:
Theatre admissions	$24,643	$11,469	$104,606	$85,608
Rooms	6,443	5,538	70,093	69,897
Theatre concessions	16,420	7,466	69,206	52,872
Food and beverage	6,565	5,167	44,590	41,456
Other revenues	5,330	3,170	35,772	30,807
Total revenues	59,401	32,810	324,267	280,640

Costs and expenses:
Theatre operations	20,851	10,265	91,747	73,081
Rooms	3,448	2,977	24,933	25,104
Theatre concessions	4,403	2,149	19,958	14,711
Food and beverage	5,375	4,438	34,656	32,425
Advertising and marketing	2,531	2,080	14,842	16,178
Administrative	7,039	3,682	36,392	29,029
Depreciation and amortization	3,405	3,178	24,073	22,412
Rent	688	695	5,040	5,009
Property taxes	806	1,131	8,630	8,756
Other operating expenses	2,851	2,500	19,582	19,911
Total costs and expenses	51,397	33,095	279,853	246,616

Operating income	8,004	(285)	44,414	34,024

Other income (expense):
Investment income (loss)	(10)	8	15	58
Interest expense	(892)	(765)	(5,675)	(5,557)
Loss on disposition of property, equipment and other assets	(459)	(218)	(490)	(719)
Equity losses from unconsolidated joint ventures, net	(56)	(49)	(36)	(63)
	(1,417)	(1,024)	(6,186)	(6,281)

Earnings (loss) before income taxes	6,587	(1,309)	38,228	27,743
Income taxes (benefit)	2,705	(342)	14,785	11,043
Net earnings (loss)	3,882	(967)	23,443	16,700
Net loss attributable to noncontrolling interests	(87)	(94)	(122)	(82)
Net earnings (loss) attributable to The Marcus Corporation	$3,969	$(873)	$23,565	$16,782

Net earnings (loss) per common share attributable to
The Marcus Corporation - diluted	$0.14	$(0.03)	$0.84	$0.61

Weighted ave. shares outstanding - diluted	27,950	27,616	27,917	27,593

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	December 31,	May 28,
	2015	2015

Assets:

Cash, cash equivalents and restricted cash	$24,691	$15,483
Accounts and notes receivable	13,366	16,339
Refundable income taxes	-	4,022
Deferred income taxes	2,807	2,997
Other current assets	7,041	6,732
Property and equipment, net	670,702	680,117
Other assets	89,305	83,352

Total Assets	$807,912	$809,042

Liabilities and Shareholders' Equity:

Accounts payable	$28,737	$36,776
Income taxes	3,490	-
Taxes other than income taxes	17,303	15,099
Other current liabilities	55,500	50,574
Current portion of capital lease obligation	5,181	5,053
Current maturities of long-term debt	18,292	17,742
Capital lease obligation	15,192	18,317
Long-term debt	207,780	229,669
Deferred income taxes	46,212	47,502
Deferred compensation and other	44,527	42,075
Equity	365,698	346,235

Total Liabilities and Shareholders' Equity	$807,912	$809,042

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

5 Weeks Ended December 31, 2015
Revenues	$43,058	$16,258	$85	$59,401
Operating income (loss)	11,773	(1,951)	(1,818)	8,004
Depreciation and amortization	1,935	1,428	42	3,405

4 Weeks Ended December 25, 2014
Revenues	$19,687	$13,092	$31	$32,810
Operating income (loss)	3,083	(2,255)	(1,113)	(285)
Depreciation and amortization	1,660	1,475	43	3,178

31 Weeks Ended December 31, 2015
Revenues	$182,845	$141,088	$334	$324,267
Operating income (loss)	37,162	17,189	(9,937)	44,414
Depreciation and amortization	13,215	10,529	329	24,073

30 Weeks Ended December 25, 2014
Revenues	$145,349	$134,965	$326	$280,640
Operating income (loss)	27,720	14,478	(8,174)	34,024
Depreciation and amortization	11,395	10,757	260	22,412

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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